EXHIBIT 10.20

AMENDMENT TO

EXCESS BENEFIT PLAN

Morgan Stanley & Co. Incorporated (the “Corporation”) hereby amends the Morgan Stanley & Co. Incorporated Excess Benefit Plan (the “Excess Plan”), effective as of such dates set forth herein, as follows:

1. Effective January 1, 2005, Section IV of the Excess Plan, Excess Plan Benefits, is clarified by adding the following sentence to the end thereof:

If any benefit payment to a Participant or beneficiary under the Pension Plan is reduced pursuant to a qualified domestic relations order, payments under the Plan on account of such participant or beneficiary shall be determined without regard to such reduction.

2. Effective January 1, 2005, a new Section XI shall be added to the Excess Plan to read as follows:

XI. Management Committee Members.

Notwithstanding any provision in this Plan to the contrary, in the event that an employment, termination or similar agreement approved by the Compensation, Management Development and Succession Committee of the Board of Directors of Morgan Stanley applies to an individual who is, was or will be a member of the Management Committee, the terms of the Plan, including eligibility, participation and amount of benefits, shall be applied with respect to such individual by taking into account such provisions of such employment, termination or similar agreement as shall explicitly refer to this Plan.

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IN WITNESS WHEREOF, the Corporation has caused this Amendment to be executed on its behalf this 30th day of November, 2005.

MORGAN STANLEY & CO. INCORPORATED

By:	/s/ KAREN JAMESLEY